Exhibit 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of this 3rd day of April, 2019 (the “Effective Date”) by and between KBS Builders, Inc., a Delaware corporation with a mailing address of 300 Park Street, Paris, Maine 04271 (“Seller”), and 947 Waterford Road, LLC, a Delaware limited liability company with a mailing address of 53 Forest Avenue, Old Greenwich, CT 06870 (“Purchaser”).

1.	Purchase and Sale; Leases at Closing.

(a)	Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following property:

(i)	The land located at or about 947 Waterford Road in the Town of Waterford, County of Oxford, and State of Maine, as more particularly described in Schedule 1(a)(i), attached hereto and made a part hereof, together with all rights, privileges, easements, and appurtenances thereto, including all air rights, water rights, easements, rights-of-way, and other interests in, on, under or to any land, highway, alley, street, or right-of-way abutting, adjoining, or used in connection with said land or otherwise appurtenant to said land, including those, if any, set forth on said Schedule (the “Waterford Land”);

(ii)	all buildings and other improvements located on the Waterford Land (the “Waterford Improvements” and, together with the Waterford Land, the “Waterford Real Property” or the “Real Property”);

(iii)	(reserved);

(iv)	(reserved);

(v)	(reserved);

(vi)	(reserved);

(vii)	(reserved);

(viii)	all warranties, if any, relating to the Real Property (collectively, the “Warranties”)

(all of items (i) through (viii) are referred to herein collectively as the “Premises”). Seller and Purchaser acknowledge and agree that Purchaser is not assuming and will not assume at Closing any obligations, debts, or liabilities in connection with the Premises, except as specifically set forth in this Agreement.

(b)	Lease from Purchaser to Seller at Closing. Contemporaneous with the Closing (as hereafter defined), Purchaser, as landlord, and Seller, as tenant, shall enter into the lease agreement with respect to the Premises in substantially the form attached hereto as Schedule 1(b).

2.	Purchase Price.

(a)	The purchase price for the Premises (the “Purchase Price”) is Nine Hundred Ninety Thousand and 00/100 Dollars ($990,000.00) and shall be payable as follows:

The Purchase Price, subject to adjustment as provided herein, shall be paid by Purchaser at Closing by cashier’s or treasurer’s check made payable to Seller or by electronic wire transfer in accordance with wiring instructions provided by Seller within a reasonable time prior to the Closing.

(b)	(reserved.)

3.	Adjustments and Costs. All applicable real estate taxes, common area charges, association dues, fuel value, utility charges and other charges and assessments affecting the Premises shall be apportioned between Seller and Purchaser as of the Closing Date (as hereinafter defined), subject, however, to Seller’s obligations under the Lease.

4.	Deed; Conveyance.

(a)	Seller shall convey the Real Property to Purchaser by good and sufficient Quitclaim Deed with Covenant following the Maine statutory short form (the “Deed”). Title to the Real Property shall be good and marketable, free of all encumbrances, and subject only to such real estate taxes for the then-current tax year as are not yet due and payable as of the Closing Date. If requested by Purchaser, Seller agrees to convey the Premises utilizing a description prepared from a survey procured by Purchaser. Seller shall assign the Warranties by good and sufficient assignment instrument. Seller shall have the right to use the Purchase Price paid at Closing to satisfy any indebtedness secured by the Premises or any portion thereof provided that discharges or terminations of all mortgages of and security interests in the Premises are executed and delivered by the holder(s) of such indebtedness at Closing (or commercially reasonable arrangements acceptable to Purchaser and its title insurance company have been made for the execution and delivery of such discharges and terminations have been made at or prior to Closing).

(b)	Without limiting the generality of Section 4(a), the Premises shall not be considered to be in compliance with the provisions of this Agreement with respect to title unless title to the Real Property is insurable for the benefit of Purchaser at ordinary rates under the 2006 ALTA form of owner’s title insurance policy by a title insurance company of Purchaser’s selection, with so-called “extended coverage,” and including such endorsements as Purchaser shall require and subject only to those exceptions from coverage (including for any easements, restrictions, encumbrances, or other matters set forth or referenced on any schedule hereto) that are approved by Purchaser in its sole discretion as provided in this Agreement.

(c)	At Closing, Seller shall furnish such evidence of Seller’s existence and authority to enter into and perform the transactions contemplated by this Agreement as is sufficient to satisfy the requirements of Purchaser’s title insurance company and shall execute, acknowledge, and deliver affidavits and indemnity agreements in the forms customarily required by Purchaser’s title insurance company, including those necessary to: (i) delete the exceptions for unfiled mechanics’ liens and for parties in possession; (ii) delete the standard exception for such matters that would be shown by a current ALTA survey; and (iii) insure against matters affecting title to the Premises that arise during the period between the effective date of Purchaser’s title insurance commitment and the recording of the Deed.

5.	Items to be Delivered to Purchaser from Seller. To the extent within the possession or control of Seller, and to the extent such documents exist, Seller shall promptly deliver to Purchaser any and all surveys, environmental reports, engineering reports, title insurance policies and title reports, and such other information and/or documentation pertaining to the Premises as is reasonably requested by Purchaser from time-to-time after the Effective Date.

6.	Specific Conditions. The obligations of Purchaser under this Agreement are subject to Purchaser being satisfied, in its sole discretion, with the following at or prior to Closing:

(a)	the physical condition (including the environmental condition) of the Premises, including the Improvements;

(b)	the status of title to the Premises and Purchaser’s ability to obtain an owner’s title insurance policy for the Real Property that is in all respects satisfactory to Purchaser, including with respect to the absence of tenants in possession and other occupants, and with such coverages and endorsements as Purchaser shall reasonably require;

(c)	the boundaries and other states of facts, conditions and possible conditions shown by, and other results of, any existing surveys of the Real Property, if any, and/or any survey commissioned by or on behalf of Purchaser; and

(d)	(Reserved.)

Purchaser shall have the right to enter upon the Premises at reasonable times after the Effective Date in connection with Purchaser’s efforts to satisfy the foregoing conditions. If any of the foregoing conditions are not satisfied, Purchaser shall have the right to terminate this Agreement by giving written notice to Seller, in which event all obligations of the parties hereunder shall cease.

7.	Representation and Warranties.

(a)	Seller represents and warrants to Purchaser that the following are true and correct as of the date of this Agreement and will be true and correct as of the Closing

(i)	Seller is a limited liability company, duly organized and validly existing under the laws of the State of Delaware;

(ii)	Seller has the right, power, and authority to enter into this Agreement or to perform its obligations hereunder, without the joinder of any other party;

(iii)	The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the compliance with the terms of this Agreement will not violate any provisions of the articles of incorporation, bylaws, or any other similar instrument of Seller and will not conflict with or, with or without notice or the passage of time, or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement, or other instrument to which Seller is a party or by which Seller or the Premises are bound, or of any applicable governmental regulation or any judgment, order, or decree of any court or governmental authority having jurisdiction over Seller or the Premises;

(iv)	There are no violations of laws or regulations affecting the Premises, including without limitation any laws relating to accessibility or Hazardous Substances (as defined below) and Seller has not received any notice from any source claiming or inquiring into the existence of any such violation;

(v)	There is no action, suit, legal proceeding, or other proceeding (including proceedings for condemnation or eminent domain) pending or threatened (or, to the best of Seller’s knowledge, any basis therefor) against Seller or affecting any portion of the Premises in any court or before any arbitrator of any kind or before any governmental body or tribunal for dispute resolution that may materially or adversely affect the transactions contemplated by this Agreement or which may affect any portion of the Premises, other than the proceedings that are the subject of attachments recorded in the Oxford County Registry of Deeds in Book 5441, Page 463 and Book 5445, Page 667, both of which either have been fully resolved on or about the Effective Date or will be fully resolved prior to Closing;

(vi)	Seller has not released or disposed of any Hazardous Substances on, in, under or from the Real Property, and Seller has no knowledge of the release or disposal of any Hazardous Substance on, in, under or from the Real Property at any time by any other person. There are no underground storage tanks on the Real Property. The term “Hazardous Substances” means any flammables, explosives, radioactive materials, gasoline, oil, other petroleum products, lead paint, urea formaldehyde (including urea formaldehyde foam insulation), asbestos, asbestos containing materials, polychlorinated biphenyls, and any other hazardous materials, hazardous waste, hazardous matter, hazardous or toxic substances, chemical pollutants, and other materials or substances defined in or regulated by Environmental Laws. The term “Environmental Laws” means (A) the Clean Water Act; (B) the Clean Air Act; (C) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act; (D) the Toxic Substance Control Act; (E) the Resource Conservation and Recovery Act; (F) the Hazardous Materials Transportation Act; and/or (G) any similar state laws regulating pollution or contamination of the environment;

(vii)	The Real Property consists of an independent unit that does not rely on any property or facilities (other than public utilities) located on any property not included in such portion of the Real Property for any of the means of ingress or egress, to fulfill any zoning or other municipal or governmental requirements, for structural support, or for utilities, septic or water service, or any similar purposes, and no other property or facilities rely on any of the Real Property for any such purposes;

(viii)	To the best of Seller’s knowledge, all written information furnished by Seller or its agents to Purchaser and its agents is true, accurate and complete; and no document, certificate or written statement furnished to Purchaser by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omit or will omit or state any material fact necessary in order to make the statements contained herein and therein not misleading;

(ix)	The Improvements contain all heating systems and fixtures, ventilating systems and fixtures, cooling systems and fixtures, plumbing systems and fixtures (including water supply and wastewater disposal), electrical systems and fixtures, security systems and fixtures, fire alarms, sprinkler systems and fixtures, smoke detection systems and fixtures, storm water management facilities and other mechanical and life safety systems required for the operation of the Improvements for their intended use and in compliance with applicable laws and regulations, and the Improvements and all such systems and fixtures same are in good order, condition, and repair. Seller has not received any notice from any governmental, quasi-governmental agency or other group or individual alleging that the Improvements or any portion thereof does not comply with applicable law or requiring the correction of any condition with respect to the Premises by reason of any violation of any law or ordinance;

(x)	Seller has paid or shall pay at Closing all taxes, charges and assessments required to be paid to each taxing authority which could in any way constitute a lien against the Premises or any part thereof. Seller has not received any written notice of any special assessments or betterments with respect to the Premises or any written notice of an increase or proposed increase in the assessed valuation of the Premises or any part thereof and no exemption from full taxation of the Premises or any part thereof has been claimed by Seller;

(xi)	the Premises are not located in whole or in part within 250 feet of the normal high water line of a great pond, river, saltwater body or coastal or fresh water wetland and the Premises are serviced by public water and public sewer services and, if there is a subsurface waste water disposal system located on or serving the Premises, (A) Seller has a written inspection report for an inspection of the subsurface waste water disposal system that was performed within three years prior to the Closing Date by a person certified by the Department of Health and Human Services; and (B) it has not malfunctioned during the 180 days preceding the date of this Agreement and will not have malfunctioned during the 180 days preceding the Closing.

(xii)	no abandoned or discontinued town ways, public easements, or private roads are located on or abutting the Premises

(xiii)	the Premises are not subject to any special real estate tax classification, including tree growth, farmland, or open space, or to any tax increment financing arrangement or other arrangement for payments in lieu of taxes.

(c)	Purchaser represents and warrants to Seller that the following are true as of the Effective Date and will be true as of the Closing:

(i)	Purchaser is a corporation, duly organized and validly existing under the laws of the State of Delaware;

(ii)	Purchaser has the right, power and authority to enter into this Agreement or to perform its obligations hereunder; and

(iii)	The execution and delivery of this Agreement, the consummation of the transaction herein contemplated, and the compliance with the terms of this Agreement will not violate any provisions of the Articles of Incorporation, Operating Agreement, Bylaws or similar instrument of Purchaser nor conflict with, or with or without notice or the passage of time, or both, result in a breach of, any of the terms or provisions of or constitute a default under any indenture, mortgage, loan agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or any applicable governmental regulation or any judgment, order or decree of any court having jurisdiction over Purchaser.

(d)	All representations and warranties set forth in this Section shall survive the Closing. If either party discovers that any representation or warranty to the other party is untrue or incorrect in any material respect, it shall promptly notify the other party and the party having made the untrue or incorrect representation or warranty shall indemnify and hold harmless the discovering party for all demands, claims, causes of action, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees), incurred by the discovering party arising out of such untrue or incorrect representation or warranty, which obligation shall survive the Closing.

8.	Covenants and Agreements of Seller. Seller covenants and agrees with Purchaser that between the Effective Date and the Closing:

(a)	It shall not dispose of any interest in the Premises; shall not grant, mortgage, pledge or subject to lien or other encumbrances any interest in the Premises; shall not enter into any leases or other agreements relating to the Premises that would affect the sale or survive the Closing; shall keep the Improvements insured for not less than full replacement value and maintain, preserve and keep all of the Improvements in good condition and repair, ordinary and reasonable wear and tear excepted; and shall maintain its general liability insurance in effect consistent with its normal conduct of business;

(b)	It shall not take any action or fail to take any action that would cause the Premises not to conform with the provisions of this Agreement, would cause any statements set forth in this Agreement to be untrue or incorrect, or would otherwise cause Seller to be unable to perform its obligations under this Agreement.

9.	Conditions Precedent to Purchaser’s Performance.

(a)	Purchaser’s obligations hereunder, including the obligation to purchase and pay for the Premises, are subject to the satisfaction of the following conditions, any of which may be waived by Purchaser, but only in a writing signed by Purchaser:

(i)	All of Seller’s representations and warranties being true and correct as of the Closing Date;

(ii)	no material adverse changes in the physical condition of the Premises or the results of operations thereof shall have occurred and the Premises shall be in the same condition at the Closing as of the Effective Date, ordinary and reasonable wear and tear excepted;

(iii)	no portion of the Premises shall have been condemned or sold in lieu thereof or be the subject of any pending or threatening condemnation proceeding or subject to any pending or threatening legislation, regulation, rezoning or zoning amendment, moratorium or referendum; and

(iv)	Seller shall have performed all of the obligations required by this Agreement to be performed by Seller and all of the obligations required by a Purchase and Sale Agreement of even or near date between Seller and 300 Park Street, LLC, pertaining to certain property owned by Seller and located at or about 300 Park Street in Paris, Maine, and such agreement shall not have been terminated.

(b)	If any of the conditions set forth above are, in Purchaser’s sole discretion, not satisfied, Purchaser may, by giving written notice to Seller on or before the Closing Date, elect (i) to waive such condition and proceed with the Closing or (ii) to terminate this Agreement. The foregoing notwithstanding, if such contingency is not satisfied and such dissatisfaction arises as a result of any act or omission of Seller in violation of this Agreement, Purchaser may exercise all remedies available to it, in law or in equity, against Seller for breach of this Agreement.

10.	Closing.

(a)	The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Purchaser’s counsel or at such other place as is agreed upon by the parties on or before April 3, 2019, or such other date as may be agreed upon by the parties (the “Closing Date”).

(b)	The following shall occur at the Closing, each being a condition precedent to the others and all being considered as occurring simultaneously:

(i)	Seller shall execute, acknowledge, and deliver to Purchaser the Deed, said Deed being subject only to the matters described in Section 4 and to any Exceptions accepted by Purchaser;

(ii)	(reserved.);

(iii)	Seller shall execute, acknowledge, and deliver to Purchaser one or more instruments conveying to Purchaser good and marketable title to the Warranties, free of all encumbrances, in form and substance acceptable to Seller;

(iv)	Seller shall execute and deliver the title insurance affidavits and indemnities as provided in this Agreement;

(v)	Seller and Purchaser shall deliver certifications confirming that their respective representations and warranties set forth in this Agreement continue to be true and correct as of the Closing Date;

(vi)	Seller shall deliver an affidavit indicating that Seller is not a foreign person and that the transaction is exempt from the requirements of 26 U.S.C. § 1445, or in lieu thereof, Purchaser shall be entitled to withhold and account for a portion of the Purchase Price as required by such statute and corresponding regulations;

(vii)	Seller shall deliver an affidavit indicating that Seller is a Maine resident, or in lieu thereof, Purchaser shall be entitled to withhold and account for a portion of the Purchase Price as required by 33 M.R.S. §5250-A;

(viii)	Each party shall deliver to the other a manager’s or member’s certificate certifying as to authority and appropriate resolutions adopted by the party, current officers or other parties authorized to execute documents on behalf of such party, and such other organizational and/or authority documents as shall be reasonably requested in connection with this transaction;

(ix)	Purchaser shall pay the Purchase Price as provided in this Agreement and the parties shall execute and deliver a settlement statement memorializing the Purchase Price, the adjustments thereto, and other costs and expenses to be paid, or credited to or debited from the amounts due from or to either Party, at Closing;

(x)	Each party shall deliver to the other such other documents, certificates and the like as may be required herein or as may be necessary to carry out the obligations under this Agreement; and

(xi)	Seller shall deliver to Purchaser keys to and possession of the Premises, free and clear of any tenancy or persons in possession other than Seller as tenant under the Leases.

11.	Risk of Loss.

(a)	Risk of loss to the Premises prior to the Closing shall be borne by Seller. If between the Effective Date and the Closing, any part of the Premises (including any right appurtenant to the Premises) is taken in condemnation or under the right of eminent domain, or any portion of the Premises is damaged by fire or other peril, Purchaser shall have the right to terminate this Agreement by giving written notice to Seller at any time at or prior to Closing.

(b)	If Purchaser does not elect to terminate this Agreement pursuant to this Section, Seller and Purchaser shall perform their respective obligations under this Agreement and Seller shall (i) deliver to Purchaser at the Closing any insurance proceeds and/or condemnation awards received by Seller as a result of any occurrence specified in this Section in respect of or allocable to the Premises; and (ii) assign to Purchaser all of Seller's right, title, and interest in any to any insurance proceeds and condemnation awards allocable to the Premises which have not yet been received by Seller.

12.	Broker. Seller and Purchaser warrant and represent to each other that neither has employed or engaged any real estate broker or agent in connection with this transaction that could give rise to a lien against the Premises. Each party agrees to hold the other party harmless from and against any and all demands, claims, causes of action, losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) arising from the breach of such party’s representation or warranty contained in this Section. The provisions of this Section shall survive the Closing.

13.	Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be hand delivered, or given by certified mail, return receipt requested, or by Federal Express or another nationally recognized overnight courier service, addressed to the party to receive such notice at the address set forth in the preamble of this Agreement. Any such notice shall be deemed effective when personally delivered (in the case of hand delivery) or upon being deposited with such courier service or with the United States Postal Service. Any party may change the address to which its future notices shall be sent by notice given in the manner set forth above.

14.	Miscellaneous.

(a)	Any reference herein to time periods of less than seven (7) days shall be computed to exclude Saturdays, Sundays, and statutory holidays in the State of Maine. Any time period provided for herein which ends on a Saturday, Sunday, or statutory holiday in the State of Maine shall extend to midnight at the end of the next day that is not a Saturday, Sunday, or statutory holiday in the State of Maine.

(b)	Purchaser or Purchaser’s agents shall have the right to enter upon the Real Property prior to the Closing for the purpose of making studies and inspections of the Real Property during normal business hours, so long as Purchaser or Purchaser’s agents do not unreasonably interfere with Seller’s use of the Real Property. Any such entry shall be at Purchaser’s own risk and Purchaser agrees to indemnify and hold Seller harmless from and against any property damage or personal injury or claim or lien against the Premises to the extent caused by any such access or inspection by Purchaser or its representatives.

(c)	This Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors and assigns.

(d)	All understandings, agreements, warranties, and representations, either oral or in writing, heretofore between the parties hereto with respect to the purchase and sale of the Premises are merged into this Agreement, which alone fully and completely expresses the parties’ agreement with respect to the transaction contemplated hereby. The representations and warranties set forth in this Agreement shall survive the Closing. This Agreement may not be modified in any manner except by an instrument in writing signed by Seller and Purchaser.

(e)	This Agreement, and all claims or causes of action (whether arising in contract, in tort, or by statute) that may be based upon, arise out of or relate to this Agreement, shall be governed by and enforced in accordance with the internal laws of the State of Maine, including its statutes of limitations, without regard or reference to conflicts of law principles. In the event of a breach of this Agreement by any party, the other party shall be entitled to recover reasonable attorneys’ fees incurred in connection with the enforcement of its rights hereunder. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which, taken together, shall constitute a single instrument.

(f)	Whenever the word “include,” “includes,” or “including” is used in this Agreement, it is deemed to be followed by the words “without limitation.” The terms “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular section of this Agreement unless the context otherwise requires. The word “person” includes any individual, corporation, firm, association, partnership (general or limited), joint venture, limited liability company, trust, estate or other legal entity. The section and sub-section headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their undersigned representatives as of the date first written above.

SELLER:
KBS Builders, Inc.

By:	/s/Daniel M. Koch
Name:	Daniel M. Koch
Its:	President

PURCHASER:
947 Waterford Road, LLC

By:	/s/David Noble
Name:	David Noble
Its:	President